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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                        CONTACT:
                                        CATHERINE M. BIFFIGNANI
                                        VICE PRESIDENT, INVESTOR RELATIONS
                                        314-645-6600

                                            [KV PHARMACEUTICAL logo]

FOR IMMEDIATE RELEASE



           KV PHARMACEUTICAL SIGNS SECOND INTERNATIONAL LICENSING
         AGREEMENT FOR RECENTLY APPROVED NDA PRODUCT - CLINDESSE(TM)

   SIGMA PHARMA, LTDA., A DIVISION OF EMS S/A, IN BRAZIL EXPANDS LICENSING RELATIONSHIP WITH KV ADDING NEW ONE-DOSE BACTERIAL VAGINOSIS TREATMENT

St. Louis, MO., March 9, 2005 -- KV Pharmaceutical Company (NYSE: KVa/KVb) announced today that it has concluded an exclusive licensing agreement with Sigma Pharma Ltda., a division of EMS S/A, to market KV's single-dose prescription cream treatment for bacterial vaginosis ("BV") in Brazil. The product is currently marketed in the U.S. by KV's Ther-Rx Corporation subsidiary under the brand name Clindesse(TM) (clindamycin phosphate) Vaginal Cream, 2%.

Sigma Pharma Ltda., already the first of KV's nearly 60 international partners to launch KV's one-dose prescription vaginal antifungal cream treatment for candidiasis, Gynazole-1(R), is now KV's second international partner for Clindesse(TM) which was recently approved by the U.S. FDA. Sigma expects to introduce Clindesse(TM) in calendar 2006, following required approval by the Brazilian authorities. The agreement provides KV with manufacturing revenues of the product marketed by Sigma Pharma Ltda.

Clindesse(TM), which utilizes KV's proprietary VagiSite(TM) bioadhesive drug delivery technology, is the first U.S. approved single-dose therapy for patients with bacterial vaginosis, or BV, the most common form of vaginitis. The single-dose product was demonstrated in clinical trials to effectively treat BV and its symptoms with results equivalent to 7 days of Cleocin(R) vaginal cream. Currently, other approved BV treatments require a course of 3-10 doses.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer of KV Pharmaceutical, stated, "Clindesse(TM) is off to a terrific start in the U.S. and we are delighted to partner with Sigma on the marketing of Clindesse(TM) in Brazil, especially in light of their excellent work in obtaining approval for and introducing Gynazole-1(R). Since the approval and introduction of Gynazole-1(R) by Sigma into the Brazilian marketplace in May 2003, they have achieved a 19% share of the prescription market. We anticipate signing additional international licensing agreements for



Clindesse(TM), which in addition to the Gynazole-1(R) franchise, should result in the development of meaningful incremental contribution to KV's U.S. sales."

Additional information about Clindesse(TM) and Gynazole-1(R), including full prescribing information, can be obtained at www.clindesse.com and www.gynazole-1.com

ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.

SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals including the timing, and that any period of exclusivity may not be realized; (3) the difficulty of predicting international regulatory approval, including the timing; (4) acceptance and demand for new pharmaceutical products; (5) the impact of competitive products and pricing;
(6) new product development and launch including but limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (7) reliance on key strategic alliances; (8) the availability of raw materials; (9) the regulatory environment; (10) fluctuations in operating results; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in its litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.



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